For Immediate Release

U.S. ENERGY CORP. CLOSES THE SALE OF ITS REMINGTON VILLAGE APARTMENT COMPLEX

RIVERTON, Wyoming – September 16, 2013 – U.S. Energy Corp. (NASDAQ Capital Market: (“USEG” or “Company”), announced today that it has closed the sale of its Remington Village apartment complex located in Gillette, Wyoming for $15.0 million.

The sale was completed on September 11, 2013 to an affiliate of the Miller Frishman Group, LLC.  There was a $9.5 million balance on the commercial note held against the property which was paid in full at closing.  After deduction of payment of the note, realtor commission and other closing costs, the net proceeds to the Company were approximately $5.0 million.  The proceeds will be used to further the development of the Company’s oil and gas business, reduction of debt or for general corporate purposes.

CEO Statement

“We are pleased to announce the divestiture of this non-core asset.  The sale of Remington will allow the Company to strengthen its balance sheet and to further our focus on our South Texas Buda limestone program as well as additional drilling opportunities,” said Keith Larsen, CEO of U.S. Energy Corp.

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Press Release
September 16, 2013

About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of its oil and gas assets.  The Company also owns the “world class” Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol “USEG”.

Disclosure Regarding Forward-Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words "will," "anticipates," "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, our expected use of the proceeds of the sale and our anticipated future growth as a result.  The forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, dry holes and other unsuccessful development activities, higher than expected expenses or decline rates from production wells, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2012 and the Form 10-Q for the quarter ended June 30, 2013) all of which descriptions are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
reggie@usnrg.com